                                                                   EXHIBIT 10.26

                           TRAVELOCITY HOLDINGS, INC.
                    EXECUTIVE TERMINATION BENEFITS AGREEMENT

      This Executive Termination Benefits Agreement ("Agreement") dated as of August 2, 2000 ("Effective Date"), is among Travelocity Holdings, Inc., a Delaware corporation (the "Company") and TERRELL B. JONES (the "Executive").

      WHEREAS, the Board of Directors recognizes that the possibility of a Change in Control and/or Change in Equity Structure affecting the Company, and the uncertainty which it may raise among management personnel, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

      WHEREAS, the Board of Directors considers it essential to the best interests of the Company and its stockholders that its key executives be incentivized to remain with the Company, and to continue to devote their full attention and dedication to the Company's business and their assigned duties, in the event of an actual or likely Change in Control and/or Change in Equity Structure;

      WHEREAS, the Board of Directors believes the Executive is a key executive of the Company and, in the event of an actual or likely Change in Control and/or Change in Equity Structure, the Board of Directors wants the Executive to continue performing his or her duties, to assess the impact of the potential Change in Control and/or Change in Equity Structure, to advise the Company whether the potential Change in Control and/or Change in Equity Structure is in the best interests of the Company and its shareholders, to assist in implementing the Change in Control and/or Change in Equity Structure, and to take such other actions as the Board might determine to be appropriate under the circumstances, all without the Executive being distracted by personal concerns about the impact of the potential Change in Control and/or Change in Equity Structure on the Executive;

      NOW, THEREFORE, in consideration of the mutual covenants below and other good and valuable consideration, and in order to incentivize the Executive to remain in the employ of the Company in the event of an actual or likely Change in Control and/or Change in Equity Structure, the Company and the Executive agree as follows:

      1. Defined Term. For purposes of this Agreement, the following terms have the meanings ascribed to them below:

            (a) "Board" or "Board of Directors" means the Board of Directors of the Company.

            (b) "Cause" shall mean the Executive's (i) indictment for a felony or a crime involving moral turpitude, (ii) theft or embezzlement of property from the Company or other act of dishonesty related to Executive's employment, (iii) violation of a key Company policy (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal working hours), (iv) competition with the Company, diversion of corporate opportunity or other similarly serious conflict of interest or self-dealing inuring to Executive's direct or indirect benefit and the Company's detriment, or (v) willful or grossly negligent misconduct or failure substantially to perform the duties of his position, but only if such has continued after receipt of such notices and cure periods as are provided for by the Company's disciplinary process as in effect on the Change in Control and/or Change in Equity Structure date.

            (c) "Change in Control" means an occurrence after the Effective Date of any one or more of the following:

                  (i) An Acquiring Person (as hereinafter defined), without the prior approval of the Travelocity Board of Directors, shall become the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), directly or indirectly, of voting securities of Travelocity entitled to vote for the election of directors at any annual or special meeting of stockholders of Travelocity (such entitlement, "Voting Power" and such securities, "Voting Securities") representing both (a) twenty-five percent (25%) or more of the Voting Power of Travelocity's then outstanding Voting Securities and (b) a percentage of the Voting Power of Travelocity's then outstanding Voting Securities which is equal to or greater than the percentage of the Voting Power as is represented by Voting Securities Beneficially Owned, directly or indirectly, by Sabre. An "Acquiring Person" shall mean any person other than (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company, Travelocity.com LP (the "Partnership") or Travelocity or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is Beneficially Owned, directly or indirectly, by Travelocity or the Partnership (a "Related Entity"), or the Company, (b) Travelocity, the Partnership or any Related Entity, (c) a Person who has acquired the Voting Securities in connection with a "Non-Control Transaction" (as hereinafter defined), but only to the extent such Voting Securities are acquired in connection with one or more Non-Control Transactions, or (d) Sabre, and any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is Beneficially Owned, directly or indirectly, by Sabre;

                  (ii) The individuals, as of the effective date (the "Merger
            Effective Time") of the merger of Preview Travel, Inc. with and into Travelocity pursuant to the March 7, 2000 Merger by and among Sabre, the Company, Travelocity, and Preview Travel, Inc., who constitute the board of directors of Travelocity (the "Incumbent Board'), cease for any reason to constitute at least a majority of the board of directors of Travelocity; provided, however, that any individual becoming a director subsequent to the Merger Effective Time whose election, or nomination for election by Travelocity's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Travelocity;

                  (iii) The Consummation of:

                        (a) A merger, consolidation or similar reorganization of
            Travelocity or in which securities of Travelocity are issued (a "Merger"), unless the Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall occur when, in the context of a Merger,

                        (1) the stockholders of Travelocity immediately before
                  such Merger Beneficially Own, directly or indirectly, immediately following the Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a "Parent Corporation"), or (y) the Parent Corporation, if fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities is Beneficially Owned, directly or indirectly, by a Parent Corporation; and

                        (2) the individuals who were members of the board of
                  directors of Travelocity, immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) the Parent Corporation, if fifty percent (50016) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities is Beneficially Owned, directly or indirectly, by a Parent Corporation;

                  (iv) The sale or other disposition of all or substantially all of the assets of Travelocity to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose);

                  (v)   A complete liquidation or dissolution of Travelocity; or

                  (vi) Any other event to which, in the opinion of the Board, the provisions of clauses (i) through (v) are not strictly applicable but, in the opinion of the Board, is within the intent and effect of such clauses.

                  Notwithstanding anything else contained herein to the
            contrary, in no event shall a Change in Control be deemed to occur solely by reason of (1) a distribution to Sabre's stockholders, whether as dividend or otherwise, of all or any Portion of the Voting Securities held, directly or indirectly, by Sabre (including, without limitation, a distribution to Sabre's stockholders of securities of the Company), or (2) a sale of all or any portion of the Voting Securities held, directly or indirectly, by Sabre in an underwritten public offering (including, without limitation, a sale of securities of the Company in an underwritten public offering), or (3) any Person (the "Subject Person") acquiring Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by Travelocity which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Travelocity, and after such share acquisition by Travelocity, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

            (d) "Change in Equity Structure" means any transaction or series of transactions by which Sabre or the Company (a) acquires all of the outstanding common stock of Travelocity (except in connection with a transaction also resulting in a Change in Control), or (b) converts into or exchanges the common stock of Travelocity for any security of Sabre, including but not limited to a "tracking stock."

            (e) "Company" means Travelocity Holdings, Inc., except that with respect to employment or payment the term also includes direct and indirect subsidiaries and affiliates of Travelocity Holdings, Inc.

            (f) "Disability" means the Executive's permanent inability to perform the essential job functions of his or her position with or without reasonable accommodation.

            (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor or replacement thereto.

            (h) "Notice of Termination" means a notice to the Executive or the Company described in Section 3) below, and delivered in accordance with the procedures of Section 3) below.

            (i) "Person" has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, and includes a "group" as defined in Section 13(d) of the Exchange Act; but excludes the Company and any direct or indirect subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any direct or indirect subsidiary of the Company (including any trustee of such plan acting as trustee).

            (j) "Sabre" means Sabre Holdings Corporation, a Delaware corporation.

            (k) "Target Bonus" means the target award established by the Compensation Committee of the Board under the Company's Variable Incentive Plan, assuming 100 percent of the target level Corporate Performance Measures are achieved thereunder.

            (l) "Travelocity" means Travelocity.com, Inc., a Delaware corporation, and a subsidiary of the Company.

      2. Circumstances Triggering Receipt of Severance Benefits

            (a) Subject to Section 2(c) below, and conditioned on the Executive's compliance with the Non-Disclosure, Non-Solicitation, Non-Disparagement, and Non-Compete covenants contained in the Travelocity Intellectual Property/Confidentiality Agreement dated February 18, 2000, the employment letter agreement effective as of March 7, 2000 by and between the Company and Executive ("Employment Agreement"), and the provisions of Section 7 hereof, and Executive's execution of a Waiver and Release Agreement satisfactory to the Company, the Company will provide the Executive with the benefits set forth in Sections 4 and 6 below upon any termination of the Executive's employment:

                  (i) by the Company at any time within the first twenty-four
            (24) months after a Change in Control or Change in Equity Structure;

                  (ii) by the Company at any time within one hundred eighty
            (180) days prior to a Change in Control or Change in Equity
            Structure;

                  (iii) by the Executive for "Good Reason" (as defined in
            Section 2(b) below) at any time within the first twenty-four (24) months after a Change in Control or Change in Equity Structure.

            (b) For purposes of Section 2(a)(iii) above, the Executive will be entitled to terminate employment with the Company and its subsidiaries for "Good Reason" after a Change in Control or Change in Equity Structure if:

                  (i) without the Executive's written consent, one or more of the following events occurs at any time during the first twenty-four
            (24) months after such Change in Control or Change in Equity Structure :

                        (1) the Executive is not appointed to, or is otherwise
                  removed from, any office or position with the Company or its subsidiaries that is held by the Executive immediately prior to the Change in Control or Change in Equity Structure for any reason other than for Cause;

                              (2) the Executive's Base Salary rate or potential
                        Target Bonus is reduced below that in effect immediately prior to the Change in Control or Change in Equity Structure for any reason other than for Cause;

                              (3) the Executive's principal office is moved,
                        without the Executive's consent, to a location that is more than twenty-five (25) statute miles from its location immediately prior to the Change in Control or Change in Equity

                        Structure, unless in conjunction with a relocation of the Company's headquarters to San Francisco or its surrounding metropolitan area;

                              (4) the Executive suffers a significant adverse
                        change in the nature or scope of the authorities, powers, functions, responsibilities, reporting relationships, or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control or Change in Equity Structure;

                              (5) the Executive determines in good faith that a
                        change in circumstances has occurred following a Change in Control or Change in Equity Structure which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, reporting relationships, or duties attached to the position immediately prior to the Change in Control or Change in Equity Structure;

                              (6) for any reason other than in connection with a
                        bona fide restructuring of the Executive's benefits that does not reduce the overall level of such benefits, the Company asserts the intention to reduce or reduces any benefit provided to the Executive below the level of such benefit provided immediately prior to the Change in Control or Change in Equity Structure, other than pursuant to the terms of any employment agreement between the Company or a subsidiary of the Company and the Executive ("Employment" Agreement") (unless the Company agrees to fully compensate Executive for any such reduction);

                              (7) a successor where applicable, does not assume
                        and agree to the terms of this Agreement in accordance with Section (8) below; or

                              (8) the Company purports to terminate Executive's
                        employment other than in accordance with a Notice of Termination.

                  (ii) the Executive notifies the Company in writing (addressed in care of the Chairman of the Board of the Company) of the occurrence of such event;

                  (iii) within thirty (30) days following receipt of such
            written notice, the Company does not cure such event to the reasonable satisfaction of the Executive and deliver to the Executive a written statement that it has done so; and

                  (iv) within sixty (60) days Wowing the expiration of the
            period specified in Section 2(b)(iii) above (without the occurrence of a cure and written notice thereof as described in Section 2(b)(iii) above), the Executive voluntarily terminates employment with the Company.

            (c) Notwithstanding Sections 2(a) and 2(b) above, no benefits will be payable by reason of this Agreement in the event of:

                  (i) Termination of the Executive's employment with the Company by reason of the Executive's death or Disability, so long as neither the Executive nor the Company previously received a Notice of Termination for the Executive.

                  (ii) Termination by the Executive of the Executive's
            employment with the Company at or after age sixty-five (65) if the Executive is then eligible for retirement; or

                  (iii) Termination of the Executive's employment with the
            Company for Cause.

      This Section 2(c) will not preclude the payment of any amounts otherwise payable to the Executive under any of the Company's employee benefits plans, programs and arrangements and/or under any Employment Agreement. The Executive will not be deemed to have been terminated for Clause unless (A) reasonable notice is given to the Executive that the Board of Directors intend to meet to consider terminating the Executive for Clause, (B) a meeting of the Board of Directors is held at which the Executive (and his legal counsel if desired by the Executive) is given an opportunity to present a defense, and (C) following that meeting, a resolution is approved by the affirmative vote of at least seventy-five percent (75%) of the members of the Board of Directors of the Company, which concludes that Cause exists, specifies the acts or failures to act constituting Cause, and approves the termination of the Executive for Cause.

      3. Notice of Termination. Any termination of the Executive's employment with the Company as contemplated by Section 2 above will be communicated by written notice to the Executive or the Company delivered in person or by certified mail. Any "Notice of Termination" will: (i) state the effective date of termination, which will not be less than thirty (30) days or more than sixty
(60) days after the date the Notice of Termination is delivered (the "Termination Date"), except that the Termination Date may be immediate if Cause exists; (ii) state the specific provision in this Agreement being relied upon for termination; (iii) state the facts and circumstances claimed to provide a basis for such termination in reasonable detail, and (iv) in the case of termination for Cause, be signed by the Chairman of the Board of the Company.

      4. Termination Benefits. Subject to the conditions set forth in Section 2 above, the Company will pay or provide to the Executive (net of any applicable payroll or other taxes required to be withheld) the following:

            (a) Compensation. In the event that a Change in Control has occurred, the Company will pay the Executive two (2) times the greater of:

                  (i) the sum of the Executive's annual base salary and Target
            Bonus as in effect at the Termination Date, or

                  (ii) the sum of the Executive's annual base salary and Target
            Bonus as in effect on the Change in Control date.

      In the event that a Change in Equity Structure has occurred, the Company will pay the Executive the greater of:

      (i) the sum of the Executive's annual base salary and his annual Target Bonus as in effect at the Termination Date, or

      (ii) the sum of the Executive's annual base salary and his annual Target Bonus as in effect at the Change in Equity Structure date.

      The payment shall be made in a single lump sum cash payment on the first day of the month following the Termination Date.

            (b) Health and Other Insurance Benefits. Subject to the last sentence of this paragraph (b), the Company will continue to provide to Executive, on the same terms and conditions (including cost) provided to its active employees generally, coverage under its major medical, dental, vision care, and group term life insurance benefits plans, during the twenty-four (24) month period, in the case of a Change in Control, or twelve (12) month period, in the case of a Change in Equity Structure, following the Termination Date. The Company shall adopt such amendments to its employee benefit plans and insurance policies as are necessary to effectuate the provisions of this Agreement. However, notwithstanding the above, the benefits and coverage provided for in this paragraph 4(b) shall terminate in the event the Executive or his spouse becomes eligible for comparable employer provided coverage from any other employer (whether or not the Executive and his spouse accepts or elects any such alternate coverage).

            (c) Stock Based Compensation Plans.

                  (i) Any issued and outstanding Stock Options and Stock
            Appreciation Rights granted in connection with such Stock Options issued under the Company's 1999 Long-Term Incentive Plan, 2000 Stock Option Plan, or any successor plans (collectively the"LTIPs") will become 100 percent vested and immediately exercisable. Executive shall have at least ninety (90) days to exercise such Options or SARs (or such longer period of time as specified in the LTIPs), unless the Option term would otherwise expire earlier. (ii) The Executive's rights under any other stock-based compensation granted under the LTIPs, including but not limited to restricted stock, performance shares, stock appreciation rights, and stock equivalent units, will also immediately vest (to the extent they have not already vested) in accordance with the Company's LTIPs.

                  (iii) In the event of a Change in Control, any unvested Sabre stock options or performance shares shall convert into Travelocity stock options or deferred stock in an equivalent value, such options and stock shall become immediately 100 percent vested and exercisable, and Executive shall have 90 days to exercise such options, unless the option term would otherwise expire earlier.

                  (iv) In the event of a Change in Equity Structure, the Company will use its best efforts to cause Sabre to 100% vest and make immediately exercisable any unvested Sabre stock options.

            (d) Accrued Amounts. The Company will pay to the Executive all Other amounts accrued or earned by the Executive through the Termination Date and amounts otherwise owing under the then existing plans and policies of the Company including but not limited to all amounts of compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company.

      5. Payment of Certain Legal Fees and Costs.

            (a) If a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, after a Change in Control or Change in Equity Structure, the parties will submit the dispute, within thirty (30) business days following service of notice of such dispute by one party on the other, to J*A*M*S/Endispute for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The Arbitrator will have no authority to order a modification or amendment of this Agreement. The decision of the Arbitrator will be final and binding upon the parties. All reasonable fees and expenses, including, without limitation, any arbitration or legal expenses, incurred by the Executive in contesting or disputing any such termination (in whole or in part) or in obtaining or enforcing any right or benefit provided for in this Agreement (in whole or in part) or in otherwise pursuing his or her claim (in whole or in part) will be paid by the Company, to the extent permitted by law, regardless of whether the Executive is successful.

            (b) In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest factor compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate will be based on the rate identified by Chase Manhattan Bank at its prime rate.

      6. Limitation on Payment. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this
Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Executive's benefits hereunder shall be either

            (a) delivered in full, or

            (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. In the event that subsection
      (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that subsection
      (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

      7. Non-Compete.

            (a) Covenant Not to Compete.

                  (i) Compliance with the provisions of this Section 7 are an express condition of the Executive's rights to payments, vesting, and benefits hereunder. Executive acknowledges and recognizes the confidential information and records provided by the Company and its parents, subsidiaries, affiliates, successors, and assigns (collectively, the "Employer"), the benefits provided hereunder and under the Employment Agreement, and the professional training and experience be will receive from and the contacts be will be provided by Employer, as well as the highly competitive nature of Employer's business, and in consideration of all of the above, agrees that during the period beginning on the effective date of Executive's termination of employment with Employer (the "Date of Termination") and ending twenty four (24) months thereafter (the "Covered Time"), Executive will not compete with the business of Employer. For purposes hereof, "competition" shall mean any engaging, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America or any nation in which the Employer is conducting business as of the Date of Termination (the "Covered Area"). For purposes of this Agreement, "Covered Business" shall mean providing any services for any Travelocity Direct Competitor. For purposes hereof, Travelocity Direct Competitor shall mean any entity that offers travel services via the Internet directly to individual customers and that obtains, or is reasonably expected to obtain, at least $100 million in annual gross revenues from such services, including, without limitation, Expedia, Inc. Priceline.com, and the Orbitz joint website announced by United Air Lines, Delta Airlines, Continental Airlines, and Northwest Airlines. For purposes of this Section 7, the phrase "engaging, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business.

                  (ii) Executive agrees that during the term of this Agreement
            (including any extensions thereof) and during the Covered Time he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of Employer or affiliates of Employer to leave any of such entities; or
            (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of Employer or affiliates of Employer to become employees, agents, representatives or consultants of any other person or entity.

                  (iii) Executive understands that the provisions of Sections
            7(a)(i) and (ii) may limit his ability to earn a livelihood in a business similar to the business of Employer but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of Employer, and that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that be will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

            (b) Enforcement.

                  (i) The parties hereto agree and acknowledge that the
            covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of Employer, including, without limitation, the value of the proprietary information and goodwill of Employer.

                  (ii) Executive agrees that the covenants and undertakings
            contained in Section 7 of this Agreement relate to matters which are of a special, unique and extraordinary character and that Employer cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches any of these covenants or undertakings. Therefore, Executive agrees that Employer shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Executive and such other persons as the court shall order. Executive agrees to pay costs and legal fees incurred by Employer in obtaining such injunction.

                  (iii) Rights and remedies provided for in this Section 7(b)
            are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

                  (iv) In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

                  (v) In the event of Executive's breach of this Section 7, in addition to all other rights Employer may have hereunder or in law or in equity, all payments and benefits hereunder shall cease; all options, stock, and other securities granted by the Employer or Travelocity, including stock obtained through prior exercise of options, whether pursuant to the LTIP or otherwise, shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to the Executive; and all profits received through exercise of options or sale of stock, and all previous payments and benefits made or provided hereunder shall be promptly returned and repaid to the Company.

      8. Successors.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such Change in Control or Change in Equity Structure had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) will constitute a breach of this Agreement and will entitle the Executive to terminate his employment pursuant to Section 2(a)(iii) above and to receive the payments and benefits provided under Sections 4, 5, and 6 above.

            (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the term of this Agreement to his successors, heirs, distributees, devisees, legatees or other designees or, if there is no such designee, to his estate.

      9. Notices. For the purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when delivered or mailed by registered or certified mail, return postage prepaid, addressed as follows:

            If to the Executive:

                  _________________________
                  _________________________
                  _________________________


            If to the Company:

                  Travelocity Holdings, Inc.
                  Attn: Chairman, Board of Directors
                        with copy to Executive Vice President-Administration
                  4200 Buckingham Boulevard
                  Fort Worth, Texas 76155

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

      10. Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF TIES AGREEMENT WILL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF THE STATE OF DELAWARE.

      11. Amendments; Waivers; Entire Agreement. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive).

      12. Separability. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will remain in full force and effect.

      13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in
Section 8 above. Without limiting the foregoing, the Executive's right to receive payments hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by Executive contrary to this Section, the Company will have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or in the event of his death, his designated beneficiary or, in the absence of an effective beneficiary designation, the Executive's estate.

      14. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination following a Change in Control or Change in Equity Structure, except those benefits which are to be made available to the Executive as required by applicable law.

      15. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

      16. No Mitigation Obligation. Except as provided in Section 4(b) hereof, the parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

      17. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including attorney's fees) in connection with any claim cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter.

      18. Termination. This Agreement shall survive the Executive's termination of employment and shall not be terminable.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth, thereby mutually and voluntarily agreeing that this Agreement supersedes and replaces any prior similar agreements for such termination benefits.

TRAVELOCITY HOLDINGS, INC.



/s/ Andrew B. Steinberg
- ------------------------------------
Andrew B. Steinberg
Executive Vice-President



TERRELL B. JONES


/s/ Terrell B. Jones
- ------------------------------------------
Terrell B. Jones